Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Nos. 333-292483, 333-257550 and 333-170647 on Form S-8, Registration Statement No. 333-283896 on Form S-3, and Registration Statement Nos. 333-229442, 333-173612, and 333-107009 on Form S-3D of First Community Corporation of our report dated March 16, 2026, relating to our audit of the consolidated financial statements of First Community Corporation, appearing in the Annual Report on Form 10-K of First Community Corporation for the year ended December 31, 2025.

/s/ Elliott Davis, LLC

Charleston, South Carolina

March 16, 2026